UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 8, 2005

Speedemissions, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-49688 (Commission File Number)	33-0961488 (I.R.S. Employer Identification No.)

1134 Senoia Road, Suite B2 Tyrone, Georgia 30290 (Address of principal executive offices) (zip code)

(770) 306-7667 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On September 8, 2005, we entered into a Stock Purchase Agreement whereby we acquired all of the outstanding securities of Just, Inc., a Utah corporation d/b/a Just Emissions & Inspections that is now our wholly owned subsidiary, in a transaction described below in Item 2.01.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 8, 2005, we completed the acquisition of all of the outstanding securities of Just, Inc., a Utah corporation d/b/a Just Emissions & Inspections, which is now our wholly-owned subsidiary. Just, Inc. owns and operates eight (8) emission testing centers in the Salt Lake City, Utah area, which we intend to operate under the Just Emissions & Inspections name. After taking into consideration the acquisition of Just, Inc., we now operate thirty six (36) emissions testing centers in the Atlanta, Georgia; Houston, Texas; and Salt Lake City, Utah metropolitan areas, plus four (4) mobile units in the Atlanta, Georgia area.

In exchange for the securities of Just, Inc., we paid its shareholders $2,200,000 on September 8, 2005, and agreed to pay its shareholders $100,000 and shares of our common stock valued at $200,000 by September 7, 2006. The shareholders of Just, Inc. were unrelated to us and our affiliates, and the purchase price was determined by arms-length negotiations. The purchase price was paid in cash by us using funds raised in a private placement described in a Current Report on Form 8-K filed on July 7, 2005, as amended by a Current Report on Form 8-K filed on August 9, 2005.

Item 9.01 Financial Statements

We have not included pro forma financial statements for Just, Inc. with this filing, but will file an amended 8-K with those financial statements on or before November 22, 2005, as required.

EXHIBITS

10.1	Stock Purchase Agreement dated September 7, 2005 for the acquisition of Just, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2005	Speedemissions, Inc.,
a Florida corporation

/s/ Richard A. Parlontieri
By: Richard A. Parlontieri Its: President